Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
December 20, 2002	Nasdaq-ACTT

ACT TELECONFERENCING PROVIDES UPDATED REVENUES FOR GLOBAL
SERVICES FROM AUGUST 2002 THROUGH NOVEMBER 2002

Monthly revenues up 114% in three months since August 2002

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today confirmed its monthly revenue run rate for audio teleconferencing services on its global platform from August 2002 through November 2002.

The Company said revenues and volumes have been increasing very rapidly mainly due to a large outsource contract signed in August 2002. Monthly revenue rose by 114% in the three months since August 2002.

Revenue $000	Monthly Revenues	Annualized Revenues*	Sequential Growth %
August 2002	$261	$3,132	—
September 2002	$295	$3,540	13%
October 2002	$530	$6,360	+80%
November 2002	$558	$6,696	+5%
(*Monthly times 12)

The Company said that based on current usage and enrollment indicators it expected current monthly audioconferencing revenues on the global platform to continue growing by an estimated 10% sequential monthly growth rate until June 2003, for a monthly annualized revenue run rate of approximately $1 million or $12 million annualized expected by the end of June 2003. Assuming this growth is achieved, Concert revenues will be fully replaced within approximately 12 months. The Company said there was no reason volumes and revenues would not continue to grow significantly beyond June 2003.

The Company said the majority of its new customers are internationally located subsidiaries of U.S. headquartered multinationals. Approximately 15 high-quality large customers have been provisioned and are using the platform. All future revenues are dependent upon customer usage, quality of service, and other business considerations.

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:
ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com